Exhibit 10.16

STAR MARITIME ACQUISITION CORP.

December 22, 2006

Schwartz & Weiss, P.C.
457 Madison Avenue
New York, New York 10022

Gentlemen:

This letter will confirm our agreement that effective immediately, the parties hereto have agreed that the Administrative Services Agreement, dated May 25, 2005 (the “Services Agreement”), by and between the Company and Schwartz & Weiss, P.C. (“Firm”), shall automatically, without further action by any party, be terminated in its entirety and will no longer have any force or effect and no party thereto shall have any further rights, duties, liabilities or obligations of any nature whatsoever with respect to, in connection with or otherwise arising under the Services Agreement.

Effective immediately, the Firm, on behalf of itself and its successors and assigns, hereby releases, forever discharges and covenants not to sue the Company and each of its affiliates and each of their representatives, directors, officers, attorneys, agents, employees, affiliates, shareholders, controlling persons, subsidiaries, successors and assigns (individually, a “Company Releasee” and collectively, the “Company Releasees”) from and with respect to any and all claims, dues and demands, proceedings, causes of action, orders, obligations, contracts and agreements, debts and liabilities of any nature whatsoever, at law or in equity, which the Firm or any of the Firm’s successors and assigns now has, has ever had or may hereafter have against the respective Company Releasees with respect to, in connection with or arising out of the Services Agreement.

Effective immediately, the Company, on behalf of itself and its successors and assigns, hereby releases, forever discharges and covenants not to sue the Firm and each of its affiliates and each of their respective representatives, directors, officers, attorneys, agents, employees, affiliates, shareholders, controlling persons, subsidiaries, successors and assigns (individually, a “Firm Releasee” and collectively, “Firm Releasees”) from and with respect to any and all claims, dues and demands, proceedings, causes of action, orders, obligations, contracts and agreements, debts and liabilities of any nature whatsoever, at law or in equity, which the Company or any of the Company’s successors and assigns now has, has ever had or may hereafter have against the respective Firm Releasees with respect to, in connection with or arising out of the Services Agreement.

This letter agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict provision or rule (whether of the State of New York or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

Very truly yours,

STAR MARITIME ACQUISITION CORP.

By: /s/ Prokopios Akis Tsirigakis
                        Name: Prokopios (Akis) Tsirigakis
                        Title: Chief Executive Officer and President

Agreed to and Accepted by:

SCHWARTZ & WEISS, P.C.

By: /s/ Allan Schwartz
Name: Allan Schwartz
Title: